Exhibit 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle
Albany, NY 12203
www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER RESULTS

Reports flat comp sales and historically high gross margin for the Second Quarter

Plans to open 18 new stores prior to the holiday season

Albany, NY, August 17, 2016 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its second quarter ended July 30, 2016. For the second quarter of 2016, the Company reported a net loss of $4.7 million or $0.15 per diluted share, as compared to a net loss of $3.0 million, or $0.10 per diluted share, for the same period last year.

Operating results for the second quarter of 2015 included a one-time reimbursement of expenses related to a legal settlement of $1.4 million. Adjusted EBITDA (a non GAAP measure) for the second quarter of 2016 (see note 1) was a loss of $2.9 million, the same level as the second quarter of 2015.

“We delivered a flat comp for the fifth consecutive quarter despite the continued significant disruption in our media categories,” commented Mike Feurer, Company CEO. “In addition, we continue to generate historically high gross margins through better price management and the shift in sales contribution to our higher margin trend category. Also, we have seen encouraging performance from the 14 new format stores and plan to open 18 additional new format stores prior to the holiday season. While we are still in the early stages of our reinvention, our progress validates we are successfully leveraging our heritage, industry relationships and hard earned credibility with our customers to achieve our vision,” Mr. Feurer added.

Second Quarter Overview

•	Comparable store sales for the second quarter were flat compared to the same quarter last year as a 40% comp increase in our trend category offset a 12% decline in our heritage media categories. The trend category represented 29% of business for the quarter as compared to 19% last year.

•	Total revenue for the quarter decreased 6.1% to $64.3 million compared to $68.5 million for the same period last year. At the end of the quarter, the Company operated 290 stores compared to 308 stores at the same time last year, a 5.8% decline.

•	Gross profit for the quarter was $26.7 million, or 41.5% of revenue, compared to $28.2 million, or 41.2% of revenue, for the same period last year. The increase in gross profit as a percentage of revenue was due to the increased revenue contribution from the higher margin trend category and increased margins in the trend and electronics categories.

•	Selling, general and administrative (“SG&A”) expenses decreased approximately $200 thousand, or 0.5%, for the quarter to $29.6 million, or 46.0% of revenue, compared to $29.8 million, or 43.4% of revenue, for the same period last year. SG&A in the Second Quarter of 2015 was reduced by $1.4 million, or a 200 basis point benefit due to the one-time reimbursement of expenses related to a legal settlement.

•	Cash on hand at the end of the quarter was $78.6 million compared to $91.4 million at the end of the second quarter last year. The decline in cash was due to the repurchase of shares, investments in new and remodeled stores, the chain wide rollout of new marketplace fixtures to support the shift in our merchandise assortment and technology enhancements, including the rollout of a new point of sale system.

•	Since the end of the second quarter last year, the Company has spent $3.3 million to repurchase shares under its repurchase program.

•	Capital spending was $7.7 million for the twenty-six weeks ended July 30, 2016, compared to $8.0 million for the same period last year. Since the end of the second quarter last year, the Company has spent $20.3 million in capital expenditures to support strategic initiatives and necessary technology enhancements.

Mr. Feurer added, “One of the top priorities for the Company this year is to further engage complementary world class talent to capitalize on strategic opportunities. I am happy to announce the hiring of Chris Hoerenz as our new Chief Digital and Marketing Officer. For over 20 years, Chris has coupled strong e-Commerce experience with operating expertise in technology, digital and mobile and led teams through all phases of the company life cycle. He has been a forerunner in launching consumer products into the mobile and social media space, with emphasis on driving results in the marketplace. His background includes extensive experience in the digital entertainment category.”

Twenty-six weeks ended July 30, 2016 Overview

•	For the twenty-six weeks ended July 30, 2016, the Company reported a net loss of $4.6 million or $0.15 per diluted share, as compared to a net loss of $2.9 million, or $0.09 per diluted share, for the same period last year. Adjusted EBITDA (a non GAAP measure) for the twenty-six weeks ended July 30, 2016 (note 1) was a loss of $2.1 million as compared to a loss of $1.2 million for the same period of 2015.

•	For the twenty-six weeks ended July 30, 2016, total revenue decreased 5.2% to $140.1 million, compared to $147.7 million for the same period last year. Comparable store
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sales for the twenty-six weeks ended July 30, 2016 were flat compared to the same period last year.

•	Gross profit for the twenty-six weeks ended July 30, 2016 was $57.5 million, or 41.1% of revenue, compared to $60.2 million, or 40.8%, of revenue for the same period last year.

•	For the twenty-six weeks ended July 30, 2016, SG&A expenses decreased $500 thousand, or 0.8% to $59.6 million compared to $60.1 million in the comparable period last year. As a percentage of revenue, SG&A expenses were 42.6% versus 40.7% for the same period last year. SG&A in the twenty-six weeks of 2015 was reduced by $1.4 million, or a 90 basis point benefit due to the one-time reimbursement of expenses related to a legal settlement. In addition, higher health insurance costs for the twenty-six weeks of 2016 contributed to a 50 basis point increase in SG&A as a percentage of sales.

•	Inventory was $120.3 million, or $72 per square foot, at the end of the quarter, versus $124.5 million, or $69 per square foot, at the end of the second quarter last year.

Trans World will host a teleconference call on Thursday, August 18, 2016, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

Notes:

1.	Reconciliation of net loss to adjusted EBITDA:

Adjusted EBITDA is defined as net earnings from continued operations, adjusted to exclude: (i) income tax; (ii) other expense (income); (iii) interest expense; (iv) depreciation and amortization; and (v) items not reflective of the core operations of the business. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings, net earnings from continuing operations or cash flows from operating activities, as determined in accordance with GAAP. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. A reconciliation of net loss to adjusted EBITDA appears below.
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(in thousands)
	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 30,	August 1,	July 30,	August 1,
	2016	2015	2016	2015

Net loss	$(4,656)	$(3,045)	$(4,630)	$(2,851)
Income tax expense	48	44	95	89
Other income	(86)	(14)	(1,017)	(41)
Interest expense	172	455	345	920
Operating loss	(4,522)	(2,560)	(5,207)	(1,883)
Depreciation and amortization	1,623	1,047	3,086	2,011
One-time reimbursement of expenses related to a legal settlement	-	(1,367)	-	(1,367)
Adjusted EBITDA	$(2,899)	$(2,880)	$(2,121)	$(1,239)

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics, video games and related products. The Company operates retail stores in the United States and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

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TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	July 30,	% to	August 1,	% to	July 30,	% to	August 1,	% to
	2016	Revenue	2015	Revenue	2016	Revenue	2015	Revenue

Net sales	$63,320		$67,451		$138,088		$145,415
Other revenue	1,028		1,088		1,990		2,288
Total revenue	$64,348		$68,539		$140,078		$147,703

Cost of sales	37,647	58.5%	40,293	58.8%	82,551	58.9%	87,454	59.2%
Gross profit	26,701	41.5%	28,246	41.2%	57,527	41.1%	60,249	40.8%

Selling, general and administrative expenses	29,600	46.0%	29,759	43.4%	59,648	42.6%	60,121	40.7%

Depreciation and amortization	1,623	2.4%	1,047	1.5%	3,086	2.2%	2,011	1.4%
Income (loss) from operations	(4,522)	-6.9%	(2,560)	-3.7%	(5,207)	-3.7%	(1,883)	-1.3%

Interest expense	172	0.3%	455	0.7%	345	0.2%	920	0.6%
Other income	(86)	-0.1%	(14)	0.0%	(1,017)	-0.7%	(41)	0.0%

Income (loss) before income taxes	(4,608)	-7.2%	(3,001)	-4.4%	(4,535)	-3.2%	(2,762)	-1.9%
Income tax expense	48	0.1%	44	0.1%	95	0.1%	89	0.1%

Net loss	$(4,656)	-7.2%	$(3,045)	-4.4%	$(4,630)	-3.3%	$(2,851)	-1.9%

Basic and diluted loss per common share:
Basic and dilluted loss per share	$(0.15)		$(0.10)		$(0.15)		$(0.09)
Weighted average number of common shares outstanding - basic and diluted	30,403		31,196		30,576		31,202

SELECTED BALANCE SHEET CAPTIONS:					July 30,		August 1,
(in thousands, except store data)					2016		2015

Cash and cash equivalents					$78,644		$91,400
Merchandise inventory					120,268		124,469
Fixed assets (net)					34,990		21,441
Accounts payable					42,753		44,217
Borrowings under line of credit					-		-

Stores in operation, end of period					290		308
Stores in operation, average during the period					292		310
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